Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

 THIS AGREEMENT made this 3rd day of May, 2010 by and between Black Hills Corporation Inc, a South Dakota corporation, (hereinafter “Company”), and Lone Mountain Investments, Inc., a Texas corporation (hereinafter “Contractor”).

RECITALS

WHEREAS, Company is a holding company for diversified energy business, one of which is its indirect subsidiary, Black Hills Exploration and Production, Inc. (hereinafter “BHEP”), an oil and gas exploration and development company headquartered in Denver, Colorado; in the conduct of that business, Company desires to engage Contractor to evaluate the performance, operations, assets, leadership requirements, and strategic potential of BHEP;

WHEREAS, Contractor engages in the business of evaluating oil and gas development companies, and their operating assets;

WHEREAS, John B. Vering, (hereinafter “Vering”) currently an independent member of the Board of Directors of Company, is the Managing Director of Contractor; and

WHEREAS, Contractor agrees to perform services for Company under the terms and conditions set forth in this contract.

NOW, THEREFORE, in consideration of the following mutual promises, it is agreed by and between Company and Contractor as follows:

AGREEMENT

ARTICLE 1. SCOPE OF WORK

The Contractor, in consideration of Company's promises hereinafter made, promises to perform services on behalf of Company and BHEP: to review and recommend improvements to the strategic plan for BHEP to maximize the business' contribution to shareholder value; while doing so, Contractor will recommend and begin implementation of improved processes for development of the assets, operations and performance of BHEP, and to assess and recommend the long-term leadership requirements of the business unit. Contractor shall provide consultation services customarily performed in the oil and gas exploration and development industry for undertakings of similar character, scope and magnitude (“Services”). In the performance of Services, the location, nature of work and the hours Contractor expends or devotes on any given day will be entirely within Contractor's control. In order for Contractor to have requisite access to the assets, operations, personnel and strategic or other business information of BHEP, the following shall occur for the term of this Agreement:

a.
Interim President and General Manager: Currently, the principal operating leadership position of BHEP is vacant. John B. Vering, Managing Director of Contractor shall be named and assume responsibilities as the Interim President and General Manager of BHEP. In this capacity, among other responsibilities, Contractor shall assume acting and interim responsibility and authority for leading the day-to-day operations of BHEP, and shall report directly to David R. Emery, the Chairman and Chief Executive Officer of Company. In so serving, Vering shall not be considered an employee of Company, or accorded any benefits as such, including but not limited to workers compensation benefits. Among other duties stated herein, Contractor shall provide its recommendations relating to the experience and skills required on the part of any business unit leader hired as a full-time replacement to fill the current leadership vacancy.

b.
Board of Director Status: Vering shall remain a member of the Board of Directors of Company, but shall resign from membership on Board Committees during the term of this Agreement. In addition, Vering shall not attend or participate in executive sessions of independent directors, or engage in other activities reserved for independent directors under the Governance Guidelines of Company, under applicable laws or regulations, or under Listing Standards of the New York Stock Exchange. Vering shall not receive cash compensation as a Director of Company, but does qualify and shall continue to receive compensation pursuant to the Outside Director Stock-Based Compensation Plan of the Company.

c.
Company Policies and Applicable Law: All work performed by or on behalf of Contractor shall comply with Company's policies, including but not limited to its Code of Business Conduct, as well as with applicable state or federal laws or regulations.

ARTICLE 2. COMPENSATION

 In consideration for the performance of the Services, Company agrees to pay to Contractor the following:

a.
The sum of Forty-Two Thousand Dollars ($42,000.00) per month, payable on the first day on each month in which Services are performed.
b.
Company agrees to pay Contractor's reasonable costs and expenses, including but not limited to temporary living arrangements, necessary business or travel expenses, and other expenses customarily incurred by Contractor, its agents or employees. Contractor shall submit its invoice for reimbursable expenses on the first day of each month. Company agrees to pay approved expenses within ten (10) days of receipt of the invoice.

c.
Upon the termination of this Agreement, and in the sole discretion of Company's Independent Board of Directors, Contractor shall be eligible to receive a project completion bonus in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00), based upon achievement of predetermined contract performance objectives.
d.
Contractor shall be responsible for payment of all state and federal income tax or other taxes applicable to sums paid to Contractor pursuant to this Agreement.

ARTICLE 3. AGREEMENT EXPIRATION

 The parties contemplate that performance of Services under this Agreement could require approximately fifteen (15) months to complete. Accordingly, unless sooner terminated, this Agreement shall expire on July 31, 2011, unless the parties agree in writing to extend the term of this Agreement for the sole purpose of completing interim Services.

ARTICLE 4. TERMINATION OF AGREEMENT

 This Agreement may be terminated by either party at any time, for any reason, or for no reason. In the event of termination without breach by either party, Company shall pay Contractor all monthly compensation and reimbursable expenses incurred through the date of termination. Contractor shall thereafter resume his status as an independent director of Company.

 Any breach of the terms and conditions of this Agreement by the Contractor shall, unless waived by the Company in writing, constitute a default by the Contractor and the Company shall thereafter have no obligation to the Contractor. In such event, Company may cancel any previous award of restricted stock units to Contractor made pursuant to this Agreement, and pursue any other legal remedy available to it. The parties agree that in order to maintain effective governance of the Company by its Board of Directors, in the event this Agreement is terminated by Company for cause, including but not limited to a breach of this Agreement by Contractor, all as determined in the sole discretion of Company, Contractor shall immediately resign his position as a director of Company.

ARTICLE 5. CONTRACTOR'S ACCOUNTING RECORDS

 Records evidencing Contractor's reimbursable expenses pertaining to this Agreement shall be maintained on a generally recognized accounting basis and shall be available for review and audit by the Company at mutually convenient times and extending to three (3) years after final payment under this Agreement.

ARTICLE 6. ASSIGNMENT OF AGREEMENT NOT PERMITTED

 The Contractor may not assign its performance of this Agreement, in whole or in part, without the prior written consent of the Company. Except as expressly provided to the contrary, the provisions of this Agreement are for the benefit of the parties solely and not for the benefit of any other person, persons, or legal entities.

ARTICLE 7. MISCELLANEOUS PROVISIONS

A. INDEMNIFICATION. The Contractor shall indemnify and save and hold harmless the Company, its subsidiaries, including BHEP, and their respective officers, employees and agents, against any and all claims including, but not limited to, suits, actions, damages, liability and court awards including costs, expenses and attorneys fees incurred on account of injuries or damages sustained by any person, persons or property caused in whole or in part by the Contractor or his employees, subcontractors, agents or assigns, or as a result of any neglect or misconduct by the Contractor, or its employees or agents.

The Company shall indemnify, defend and save and hold harmless the Contractor, its officers, employees and agents, against any and all claims including, but not limited to, suits, actions, damages, liability and court awards including costs, expenses and attorneys fees incurred on account of injuries or damages sustained by any person, persons or property caused in whole or in part by the Company or its employees, subcontractors, agents or assigns, or as a result of any neglect or misconduct by the Company, or its employees or agents.

B. INDEPENDENT CONTRACTOR. THE CONTRACTOR SHALL PERFORM ITS DUTIES HEREUNDER AS AN INDEPENDENT CONTRACTOR AND NOT AS AN EMPLOYEE. CONTRACTOR SHALL PAY WHEN DUE ALL REQUIRED EMPLOYMENT TAXES, FEDERAL OR STATE INCOME TAX, OR OTHER TAX ON ANY MONIES PAID BY THE COMPANY PURSUANT TO THIS AGREEMENT. CONTRACTOR ACKNOWLEDGES THAT THE CONTRACTOR AND ITS EMPLOYEES ARE NOT ENTITLED TO UNEMPLOYMENT INSURANCE BENEFITS OR OTHER BENEFITS CUSTOMARILY PROVIDED BY COMPANY TO ITS EMPLOYEES. CONTRACTOR SHALL HAVE NO AUTHORIZATION, EXPRESS OR IMPLIED, TO BIND THE COMPANY TO ANY AGREEMENTS, LIABILITY, OR UNDERSTANDING, EXCEPT AS EXPRESSLY SET FORTH HEREIN. CONTRACTOR SHALL PROVIDE AND KEEP IN FORCE AUTOMOBILE INSURANCE, WORKERS' COMPENSATION (AND PROVIDE PROOF OF SUCH INSURANCE WHEN REQUESTED BY THE COMPANY) AND UNEMPLOYMENT COMPENSATION INSURANCE IN THE AMOUNTS REQUIRED BY LAW, AND SHALL BE SOLELY RESPONSIBLE FOR THE ACTS OF THE CONTRACTOR, ITS EMPLOYEES AND AGENTS.

C. CONFIDENTIALITY. During the term of this Agreement, Contractor will be utilizing confidential business information and trade secrets of Company, and its subsidiaries, particularly BHEP, including financial information, forecasts, operating and business strategies, and processes, all of a confidential nature, that are Company's property and are used exclusively in the course of Company's business. Contractor will not disclose to anyone, directly or indirectly, either during the term of this Agreement or at any time thereafter, any confidential information or trade secrets, or use them other than in the course of Services provided to Company under this Agreement. All documents that Contractor prepares, or any confidential information that might be given to Contractor in the course of performing Services under this Agreement, are the exclusive property of Company and must remain in or be returned to Company's possession upon termination of this Agreement. Since Contractor will acquire or have access to information that is of a highly confidential and secret nature, in the event Contractor seeks to perform any services for any other person or firm engaged in the same or similar business as that of Company during the term of this Agreement, Contractor shall fully disclose the nature of the work and the identity of the other party or business in advance of performing any such work.

D. GOVERNING LAW. This Agreement and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of South Dakota.

E. HEADINGS. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
F. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties and any prior or contemporaneous agreements, whether written or oral, are superseded by this Agreement. A waiver, alteration, or modification of any of the provisions of this Agreement will not be binding unless in writing and signed by authorized representatives of the parties.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 3rd day of May, 2010.

COMPANY:

By /s/ David R. Emery
Name: David R. Emery
Title: Chairman, President and CEO

CONTRACTOR:

By /s/ John B. Vering
Name: John B. Vering
Title: Managing Director Lone Mountain Investments, Inc.